Exhibit 3.2

ARTICLES OF AMENDMENT
OF
ARTICLES OF INCORPORATION
OF
SHFL entertainment, Inc.

The undersigned, the Chief Executive Officer of SHFL entertainment, Inc., a Minnesota corporation (the “Corporation”), does hereby certify as follows:

1.	The name of the Corporation is SHFL entertainment, Inc.

2.
Set forth on Exhibit A attached hereto and incorporated herein by reference are the Restated Articles of Incorporation which have been approved by the Board of Directors of the Corporation in accordance with Section 302A.135, Subd. 5 of the Minnesota Business Corporation Act.

3.	The Restated Articles of Incorporation set forth without change the corresponding provisions of the Corporation’s Articles of Incorporation as previously amended.

4.	The filing of these Articles of Amendment shall be effective as of September 28, 2012.

IN WITNESS WHEREOF, I have subscribed my name hereto this 27th day of September, 2012.

/s/ MICHAEL GAVIN ISAACS Gavin Isaacs Chief Executive Officer

Exhibit A
Restated Articles of Incorporation
(see attached)

RESTATED
ARTICLES OF INCORPORATION
OF
SHFL entertainment, Inc.

The undersigned, the Chief Executive Officer of SHFL entertainment, Inc., a Minnesota corporation, subject to the provisions of Section 302A of Minnesota Statutes, hereby certifies that the Board of Directors of the Corporation adopted the following Restated Articles of Incorporation of SHFL entertainment, Inc., superseding all existing Articles of Incorporation of the corporation and any amendments thereto filed prior to the date hereof.

Article I.

NAME

The name of the corporation is SHFL entertainment, Inc.

Article II.

REGISTERED OFFICE

The address of the registered office of the corporation is:

10901 Valley View Rd
Eden Prairie MN 55344

Article III.

 3.01             Number of Shares.  The aggregate number of shares of Common Stock which this Company has the authority to issue is one hundred fifty one million eight hundred seventy five thousand (151,875,000) shares, each with One Cent ($.01) par value.  Such shares shall consist of one class and series of voting Common Stock with equal rights and preferences in all matters unless and until separate classes and/or series are authorized by the Board of Directors pursuant to Section 3.02 of these Articles of Incorporation.

 3.02             Classes of Shares.  The Board of Directors may, from time to time, establish by resolution different classes or series of shares and may fix the rights and preferences of said shares in any class or series.

 3.03             Issuance of Shares.  The Board of Directors shall have the authority to issue shares of the Corporation’s capital stock.  The Board of Directors shall have the authority to issue shares of a class or series to holders of shares of another class or series to effectuate share dividends, splits, or conversions of its outstanding shares.

3.04           Preemptive Rights.  No shareholder of the Corporation shall have any preemptive rights to subscribe for or purchase his or her proportionate share of any stock of the Corporation now or hereafter authorized or issued.

3.05           Cumulative Voting.  No shareholder shall have the right to cumulate his or her votes in the election of directors or for any other purpose whatsoever.

Article IV.

WRITTEN ACTION BY MAJORITY OF BOARD

The Board of Directors may take any action required or permitted to be taken at a duly convened board meeting, by written action signed by a majority of the members of the Board.

Article V.

OFFICERS

This corporation shall have the following officers:  President, Vice President, Secretary and Treasurer.

  These officers shall have the functions, duties, and powers as specified in the Bylaws of this corporation, furthermore, the President shall have the functions, duties, and powers of the Chief Executive Officer of the corporation, as these functions, duties and powers are specified in Section 302A.305, Subd. 2 of the Minnesota Statutes, and the laws amendatory thereof and supplementary thereto; furthermore, that the Treasurer shall have those functions, duties, and powers of the Chief Financial Officer as specified in Section 302A.305, Subd. 3 of the Minnesota Statutes, and the laws amendatory thereof and supplementary thereto.

  The Board of Directors may, by majority vote, create the offices of Assistant Secretary and/or Assistant Treasurer, and persons holding such offices shall be deemed to be officers of this corporation.

Article VI.

LIMITATION ON DIRECTORS LIABILITY

  A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damage for breach of fiduciary duty as a director, except for (i) liability based on a breach of the duty of loyalty to the Corporation or the shareholders; (ii) liability for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law; (iii) liability based on the payment of an improper dividend or an improper repurchase of the Corporation’s stock under Section 559 of the Minnesota Business Corporation Act (Minnesota Statute, Chapter 302A) or on violations of Minnesota state securities laws (Minnesota Statutes, Section 80A.76); (iv) liability for any transaction from which the director derived an improper personal benefit; or (v) liability for any act or omission occurring prior to the date this Article VI becomes effective.  If Chapter 302A, the Minnesota Business Corporation Act, hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Chapter 302A, the Minnesota Business Corporation Act.  Any repeal or modification of this Article by the shareholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.  The provisions of this Article VI shall not be deemed to limit or preclude indemnification of a director by this Corporation for any liability of a director which has not been eliminated by the provisions of this Article VI.

 IN WITNESS WHEREOF, I have hereunto set my hand effective the 27th day of September, 2012, or such later date as required by law.

/s/ MICHAEL GAVIN ISAACS Gavin Isaacs Chief Executive Officer